Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

1)	Registration Statement (Form S-8 No. 333-160357) dated June 30, 2009 pertaining to the Aaron’s, Inc. Deferred Compensation Plan, and

2)	Registration Statement (Form S-8 No. 333-171113) dated December 10, 2010 pertaining to the 2001 Stock Option and Incentive Award Plan, as Amended and Restated, and Aaron’s, Inc. Employees Retirement Plan and Trust, as Amended and Restated;

of our reports dated February 22, 2013, with respect to the consolidated financial statements of Aaron’s, Inc. and subsidiaries and the effectiveness of internal control over financial reporting of Aaron’s, Inc. and subsidiaries included in this Annual Report (Form 10-K) of Aaron’s, Inc. and subsidiaries for the year ended December 31, 2012.

/s/ Ernst & Young LLP

Atlanta, Georgia

February 22, 2013